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                                                                  EXHIBIT 10.15



                                 March 24, 1994

Mr. Harry S. Budow
5904 Kensington
Plano, Texas  75093


         Re: Amendment to the Personal Services Agreement dated April 5, 1993, between Spectradyne, Inc. and Harry S. Budow (the "Amendment")


Dear Harry:

         This Amendment is made in connection with the Personal Services Agreement dated April 5, 1993 between you and Spectradyne, Inc. ("PSA"). In connection with your employment by Spectradyne, Inc. (hereinafter the "Company"), and in consideration of our mutual agreements contained in this Amendment, we hereby agree to amend the PSA as follows:

1. Section 2 of the PSA is hereby deleted in its entirety and the following is inserted in lieu thereof:

         "Term: The initial term of your personal services agreement with the Company shall commence on April 5, 1993 and continue through and including December 31, 1996. Unless either party notifies the other in writing at least five (5) months prior to the expiration of the then current term of this personal services agreement, the term of the agreement shall be automatically extended for an additional one (1) year period. This agreement may be terminated by either party, at any time, upon thirty (30) days prior written notice for breach of the terms of this Agreement by the party receiving such notice of termination."

2. Section 3 of the PSA is hereby deleted in its entirety and the following is inserted in lieu thereof:

         "Compensation: As consideration for your services to be performed hereunder, the Company shall pay you an annual base salary of Two Hundred Thousand and No/100 Dollars ($200,000.00), as same may be increased from time to time during the term of this agreement in accordance with the Company's approval requirements and procedures. The annual base salary shall be paid to you in periodic installments throughout the year in accordance with the Company's normal and customary pay policy then in effect for executive officers of the Company. In addition to the annual base salary, you may be
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         awarded an annual discretionary incentive bonus pursuant to the
         Company's incentive bonus plan then in effect during the particular year of your employment hereunder. The amount of the annual base salary and any other amounts payable to you pursuant to this agreement are gross amounts due by the Company to you hereunder, and the Company shall have the right to deduct therefrom all taxes and other amounts which may be required to be deducted or withheld by law, including, but not limited to, federal income tax withholdings and any social security payments."

         To the extent not amended by this Amendment, all other provisions of the PSA are hereby ratified, confirmed and restated in all respects as if copied herein in full and shall remain in full force and effect.

         If the foregoing accurately reflects our agreement, please execute each copy of this letter in the appropriate space set forth below.

                                           Very truly yours,

                                           SPECTRADYNE, INC.

                                           By:     /s/ ALBERT D. JEROME
                                                   Albert D. Jerome
                                                   President and Chief Executive
                                                   Officer


ACKNOWLEDGED AND AGREED TO
this 24th day of March, 1994:


By:      /s/ HARRY S. BUDOW
         Harry S. Budow





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